Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”), entered into as of November 15, 2017 (the “Effective Date”), is made by and among Santander Consumer USA Inc., an Illinois corporation (“SC Illinois”), Santander Consumer USA Holdings Inc., a Delaware corporation (“SC Holdings”), Santander Holdings USA, Inc., a Virginia corporation (“SHUSA”), Banco Santander, S.A., a Spanish sociedad anónima (“Banco Santander,” and, together with SC Illinois, SC Holdings and SHUSA, the “Employer Group”; each of Banco Santander, SC Illinois, SC Holdings and SHUSA are referred to herein individually as an “Employer Group Entity”), Thomas G. Dundon (the “Former Employee”), and DDFS LLC, a Delaware limited liability company (“DDFS”).

RECITALS

WHEREAS, the Former Employee, SC Illinois and Banco Santander are party to that certain Amended and Restated Employment Agreement executed as of December 31, 2011 (the “Employment Agreement”);

WHEREAS, DDFS, DDFS Partnership LP (“DDFS LP”) and Banco Santander, acting through its New York Branch, are party to that certain Second Amended and Restated Pledge Agreement executed as of February 26, 2014, as amended on July 2, 2015 (the “Pledge Agreement”);

WHEREAS, DDFS and Banco Santander, acting through its New York Branch, are party to that certain Amended and Restated Loan Agreement, executed as of July 16, 2014, as amended on May 27, 2015, July 2, 2015, April 15, 2016, July 14, 2016, October 12, 2016, October 24, 2016, November 15, 2016, December 15, 2016, January 12, 2017 and February 21, 2017 (as amended and restated, the “Loan Agreement”);

WHEREAS, SC Holdings, SHUSA, the Former Employee and DDFS are party to that certain Shareholders Agreement executed as of January 28, 2014, as amended on May 20, 2015, July 2, 2015 and August 31, 2016 (the “Shareholders Agreement”);

WHEREAS, the Employer Group, the Former Employee, and DDFS are party to that certain letter agreement executed as of July 2, 2015, as amended on July 20, 2015 and August 31, 2016 (the “Separation Agreement”);

WHEREAS, SC Illinois, SC Holdings, Banco Santander and the Former Employee are party to that certain General Release executed as of July 2, 2015 (the “2015 Release”);

WHEREAS, the Employer Group will have, upon and as a result of the full execution of this Agreement, satisfied regulatory conditions and, therefore, will have effective bank regulatory approvals that are necessary to consummate all of the transactions contemplated by the Separation Agreement;

WHEREAS, disputes and differences have arisen between and among the Employer Group, the Former Employee and DDFS with respect to the transactions and payments contemplated by the Employment Agreement, Loan Agreement, Shareholders Agreement and the Separation Agreement;

WHEREAS, the Employer Group, the Former Employee and DDFS recognize the time, distraction and expense that would be incurred in the event of litigation or arbitration and the uncertainties inherent in such proceedings, and have engaged in arms-length and good faith negotiations to reach a reasonable final settlement of all claims, potential claims, counterclaims and defenses between and among them relating to the matters that are the subject of this Agreement;

NOW THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

AGREEMENT

1.    Payments and Other Actions. In consideration of the releases and waivers set forth in Sections 2 and 3 of this Agreement, and all other covenants and agreements set forth herein, the parties to this Agreement hereby agree that:

A.	Call Transaction. The Former Employee and DDFS hereby jointly and severally represent that as of the date of this Agreement, DDFS owns 34,598,506 shares of common stock of SC Holdings (the “SC Shares”). On November 15, 2017 (the “Closing Date”), Banco Santander, which on August 31, 2016 elected to become a direct beneficiary of the Call Transaction (as defined in Section 5(b) of the Separation Agreement) pursuant to Section 3.1(d) of the Shareholders Agreement and Section 5(b) of the Separation Agreement, and DDFS shall consummate the Call Transaction for an aggregate of $941,945,420, which represents the aggregate of the price per SC Share set forth in the Third Amendment to the Shareholders Agreement executed as of August 31, 2016 with respect to the SC Shares, plus the amount due under Section 5(f) of the Separation Agreement, which is hereby agreed to be $36,502,518. DDFS shall not, and the Former Employee shall cause DDFS and DDFS LP not to, (x) dispose of any SC Shares from and after the date of this Agreement and prior to the completion of the Call Transaction as provided in this Section 1(A) and (y) breach any provision of the Pledge Agreement.

B.	Loan Satisfaction. Pursuant to Section 2.4(e) of the Loan Agreement and Section 5(g) of the Separation Agreement, concurrently with the completion of the Call Transaction as provided in Section 1(A), the Net Cash Proceeds (as defined in the Loan Agreement) payable to DDFS from the Call Transaction will be reduced by all amounts outstanding and/or accrued under the Loan Agreement, including principal, interest (including default interest), and fees, through the Closing Date, which equal $294,500,518 assuming no repayment of any amounts under the Loan Agreement between the Effective Date and the Closing Date.

C.	Additional Payments. The parties to this Agreement further agree that Former Employee shall receive in satisfaction of all obligations of the Employer Group under Section 8(f) of the Employment Agreement, Section 2 of the Separation Agreement and the letter re: Option exercises dated as of July 2, 2015 delivered by the Former Employee to SC Holdings (the “Exercise Notice”): (a) in respect of the Paragraph 8(f) Lump Sum Payment (as defined in the Employment Agreement and referenced on the fourth line of Schedule A to the Separation Agreement), an additional payment of $12,163,171 on the Closing Date; (b) in respect of the Exercise Notice, an additional payment of $52,799,417 on the Closing Date; and (c) subject in each case to applicable settlement, vesting and performance requirements, if any, as modified by the Separation Agreement which requirements are not amended or otherwise impacted by this Agreement, (i) 306,304 shares in respect of awards of restricted shares of common stock of SC Holdings granted pursuant to the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan (the “Omnibus Plan”) (as referenced on the eighth line of Schedule A to the Separation Agreement), (ii) 50,614 shares in respect of awards of restricted stock units of SC Holdings granted pursuant to the Omnibus Plan in respect of the Former Employee’s 2014 annual bonus (as referenced on the ninth line of Schedule A to the Separation Agreement) (iii) 7,500 shares in respect of awards of restricted stock units of SC Holdings granted pursuant to the Omnibus Plan as part of the Banco Santander Performance Shares Corporate Plan for 2014 (as referenced on the tenth line of Schedule A to the Separation Agreement) and (iv) $1,152,000 in respect of the Deferred Cash Award granted pursuant to the Omnibus Plan in respect of 2014 annual bonus ($768,000 on the Closing Date and $384,000 subject to applicable settlement, vesting and performance requirements). The payments contemplated by this Section 1(C) shall be reduced by the amounts withheld pursuant to applicable withholding requirements.

D.

Waiver of Additional Payments. The Former Employee and DDFS hereby acknowledge and agree that, when the Call Transaction is completed as contemplated in Section 1(A) and (B) above and the payments contemplated by Sections 1(C) above have been made, the payment of such amounts fully satisfies any and all payment obligations of the Employer Group, and each Employer Group Entity, to the Former Employee and DDFS arising from the Employment Agreement, the Shareholders Agreement, the Separation Agreement, the Exercise Notice, and/or any other agreement between or among Former Employee, DDFS or any of their respective affiliates, on the one hand, and any or all of the other the parties to this Agreement, on the other hand; provided, however, that the medical, dental, life and disability benefits within the Welfare Benefits as defined in the Employment Agreement and referenced on the fifth line of Schedule A to the Separation Agreement shall not be amended or terminated hereby and shall continue for the remainder of the three-year term originally set forth in the Employment Agreement. Accordingly, upon completion of the transactions set forth in Sections 1(A) through (C) of this Agreement, the Former Employee and DDFS hereby irrevocably and unconditionally relinquish and waive all rights and claims to any additional payments other than the Welfare Benefits, delivery of securities or any other benefits contemplated in any agreement between the Former

Employee or DDFS on the one hand, and any member of the Employer Group on the other hand (including, without limitation, any right to (i) any portion of the Deferred Cash Award granted pursuant to the Omnibus Plan in respect of the 2014 annual bonus (as referenced on the eleventh line of the Schedule A to the Separation Agreement), (ii) any shares or other consideration in respect of outstanding equity awards that are not payable pursuant to Section 1(C) above), except as provided in the proviso in Section 3 below, and (iii) any rights under the Shareholders Agreement. For the avoidance of doubt, the Former Employee understands he has no further rights in respect of stock options and no right to receive any restricted shares, restricted stock units or deferred cash awards or other benefits described in Schedule A to the Separation Agreement, and the Former Employee and DDFS understand that they have no further rights in respect of the Shareholders Agreement, regardless of their ownership of any additional shares of common stock of SC Holdings not part of the transaction described in Section 1.A of this Agreement.

2.    Release and Waiver by the Employer Group. In consideration of the transactions set forth in Section 1 of this Agreement, each Employer Group Entity, on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, attorneys, partners and current and former employees (collectively, the “Employer Releasors” and together with the Former Employee Releasors, the “Releasing Parties”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Former Employee, and his heirs, executors, administrators, representatives, agents, advisors, successors and assigns and DDFS (hereinafter collectively referred to as the “Former Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Employer Releasors had, now have, or may have or claim to have in the future against each or any of the Former Employee Releasees by reason of any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Agreement (the “Employer Released Claims” and, together with the Former Employee Released Claims, the “Released Claims”); provided, however, that nothing herein shall release the Former Employee from (a) obligations or restrictions arising under this Agreement, and (b) any claim arising as a result of or related to Former Employee’s alleged actual fraud or purposeful and intentional bad faith acts that are associated with the Former Employee’s alleged actual fraud (an “Excluded Actual Fraud and Related Malfeasance Claim”).

Each Employer Group Entity represents that it has no knowledge as of the Effective Date of any claims, potential claims or conduct of the Former Employee that reasonably could be expected to give rise to an Excluded Actual Fraud and Related Malfeasance Claim.

Former Employee shall not be liable to any Employer Group Entity in connection with any Excluded Actual Fraud and Related Malfeasance Claim except for actual monetary damages or other similar amounts or payments awarded, assessed or agreed, as applicable, in connection with such Excluded Actual Fraud and Related Malfeasance Claim that are (A) finally determined (after all available appeals) by a court of competent jurisdiction in proceedings against the Former

Employee by one or more Employer Group Entities to have been the result of the Former Employee’s actual fraud or purposeful and intentional bad faith acts that are associated with the Former Employee’s alleged actual fraud, or (B) agreed to have been the result of the Former Employee’s actual fraud or purposeful and intentional bad faith acts that are associated with the Former Employee’s alleged actual fraud in a written settlement between the Former Employee and one or more Employer Group Entities. Notwithstanding anything herein to the contrary, Former Employee’s liability to any Employer Group Member in connection with an Excluded Actual Fraud and Related Malfeasance Claim shall not exceed, and shall be limited to, the amount of actual monetary damages or other similar amounts or payments awarded, assessed or agreed, as applicable, that are caused by and attributable to Former Employee’s actual fraud or purposeful and intentional bad faith acts, as may be determined in accordance with the immediately preceding sentence. In the event an Employer Group Entity asserts an Excluded Actual Fraud and Related Malfeasance Claim against the Former Employee and ultimately does not prevail on such claim, the Employer Group Entity shall reimburse the Former Employee for reasonable out-of-pocket costs and expenses incurred defending such claim.

3.    Release and Waiver by Employee and DDFS. In consideration of the transactions set forth in Section 1 of this Agreement, the Former Employee and DDFS for themselves, their respective heirs, administrators, representatives, agents, executors, successors and assigns (collectively, “Former Employee Releasors”) do hereby irrevocably and unconditionally release, acquit and forever discharge the Employer Group, each Employer Group Entity, and each of their respective subsidiaries, affiliates, shareholders, controlling persons, divisions, successors, assigns, trustees, officers, directors, partners, representatives, agents, advisors, attorneys and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Employer Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise, including pursuant to the Employment Agreement, the Separation Agreement (including Sections 2 and 5(f) and Schedule A thereof), and the Shareholders Agreement, and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act of 1962, Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code and/or claims under the Constitutions of the United States and/or the State of Texas or any other unlawful criterion or circumstance, which the Former Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Employer Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release (the “Former Employee Released Claims”); provided, however, that nothing herein shall release the Employer Group from (i) any obligations or restrictions arising under this Agreement, and (ii) any right of indemnification or to director and officer liability insurance coverage under any organizational document of the Employer Group or at law under any plan or agreement and applicable to the Former Employee. For the avoidance of doubt, nothing contained in this Agreement limits the scope of the 2015 Release, including (without limitation) the provisions thereof releasing claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, which are not subject to the release set forth in this Section 3.

4.    No Liability. This Agreement does not constitute an admission by the Employer Group, any Employer Group Entity or any of their respective subsidiaries, affiliates, shareholders, controlling persons, divisions, successors, assigns, trustees, officers, directors, partners, representatives, agents, attorneys, advisors and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them, or by the Former Employee or DDFS, of any unlawful acts or of any violation of federal, state or local law.

5.    Non-Solicitation/Non-Disparagement/Non-Competition. In connection with this Agreement, the Former Employee agrees to reinstate his non-solicitation and non-competition obligations, as described in Sections 10(b) and 10(d) of the Amended and Restated Employment Agreement, but (i) subject to the modification in Section 4(c) of the Separation Agreement (excepting out certain Competitors), and (ii) with such non-competition obligations applicable and limited to potential competition in the “Auto Finance Business,” which for this purpose means the business of originating loans secured by or leases of automobiles and/or acquiring from automobile dealers retail installment contracts or leases, in each case originated in the United States; such reinstatement shall commence on the date of this Agreement and cease on July 2, 2019. For the avoidance of doubt, nothing contained herein shall be construed to provide or assert any constraints or restrictions on the Former Employee from the date such obligations originally expired in the Separation Agreement until the execution of this Agreement. Former Employee represents that he has not solicited any Employer Group Entity employee or former employee for potential employment in the Auto Finance Business since July 2, 2017.

The Parties acknowledge and agree that their respective obligations set forth in Section 4(b) of the Separation Agreement (relating to non-disparagement) remain in effect, irrespective of any subsequent amendments to the Separation Agreement, and the Parties agree such provisions are incorporated herein by reference.

6.    Press Release/Disclosure. Any press release or public announcement regarding the execution of this Agreement and/or consummation of the transactions contemplated herein shall be mutually agreed upon by the parties hereto, provided that, subject to the continuing non-disparagement and related obligations under Section 4(b) of the Separation Agreement, nothing herein shall restrict, limit or interfere with a party’s good faith compliance with or satisfaction of obligation(s) pursuant to applicable law, including to disclose and/or describe this Agreement and/or the transactions contemplated hereby or arrangements set forth herein in any document or report required to be filed under applicable law, including with a Governmental Entity, including any banking or financial services regulatory authority, or pursuant to Securities and Exchange Commission regulations and the rules of a national stock exchange upon which its or any of its subsidiaries’ securities are listed or pursuant to any disclosure or reporting obligations or to provide accurate answers to reasonable media, investor or analyst inquiries.

7.    Assistance in Investigations or Litigation. The Former Employee shall, upon reasonable notice, continue to furnish information and assistance to the Employer Group as may reasonably be requested by the Employer Group in connection with any investigation or litigation in which any Employer Group Entity or any of its respective affiliates is, or may become, a party; the Employer Group Entity shall reimburse the Former Employee for reasonable out-of-pocket costs and expenses incurred furnishing any such information or providing any such assistance.

8.    Restrictive Covenants. The Former Employee acknowledges that the provisions of Sections 9 (“Confidential Information”), 10 (“Noncompetition and Nondisparagement Obligations”), 11 (“Intellectual Property”), 12 (“Reformation”) and 19 (“Injunctive Relief”) of the Employment Agreement, as modified by the Separation Agreement (including, but not limited to, Section 4 (“Continuing Covenants”) of the Separation Agreement), and Section 7 (“Restrictive Covenants”) of the 2015 Release, shall continue to apply pursuant to their terms notwithstanding the supersession of those agreements by this Agreement.

9.    Confidentiality. The Former Employee agrees that, except for the provision of information to any governmental authority, as required by law, or pursuant to Section 6 of this Agreement, neither he nor his agents, attorneys, or representatives will publish, publicize, or reveal any confidential information of the Employer Group that relates to: (1) the Former Employee’s employment or the cessation of his employment with any Employer Group Entity, (2) any claims that could have been raised in any action against any Employer Group Entity as of the date he executes this Agreement, (3) the facts underlying any such claims, or (4) the terms of this Agreement. The Former Employee acknowledges the obligations of the Employer Group to publicly disclose this Agreement, and information about this Agreement, in filings with the U.S. Securities and Exchange Commission and other governmental authorities, and pursuant to the rules of a national stock exchange upon which the Employer Group or any of their subsidiaries’ securities are listed, and that such disclosure shall not affect any of the Former Employee’s obligations under this Agreement. The Employer Group agrees that, except for the provision of information to any Governmental Entity, or pursuant to Section 6 of this Agreement, neither any Employer Group Entity nor any of their agents, attorneys, or representatives will publish, publicize, or reveal any confidential information of the Former Employee that relates to any claims known to the Employer Group as of the date hereof that could have been raised in any action against the Former Employer as of the date he executes this Agreement.

10.    No Assignment of Released Claims. Each Releasing Party hereby represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

11.    Further Assurances. Each party to this Agreement shall execute and deliver at its own expense such writings as may reasonably be requested by another party to effectuate the terms of this Agreement.

12.    Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and, unless otherwise specifically provided in this Agreement, supersedes and replaces all prior representations, negotiations, proposed agreements, agreements, and communications, whether written or oral, express or implied. No amendment, supplement or modification of this Agreement, or waiver of rights hereunder, shall be binding unless in writing and signed by the party against whom any such amendment, supplement, modification or waiver is sought to be enforced. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective agents, executors, present and future parents, subsidiaries, affiliates, heirs, successors, and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that all persons and entities released pursuant to Sections 2 and 3 of this Agreement are intended beneficiaries of such release.

14.    Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

16.    Costs of Agreement. Each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with the disputes between the parties to date and negotiating, entering into and enforcing its respective rights under this Agreement; provided, however, that in the event of any litigation related to this Agreement the prevailing party shall be entitled to recover its reasonable costs and expenses incurred in connection with such litigation.

17.    Construction; No Reliance. No provision of this Agreement shall be construed against any party because that party or its counsel drafted the provision. This Agreement shall be construed equally as to all parties.

18.    Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Agreement may be executed and delivered manually, by facsimile transmission, or by email transmission. Facsimile signature pages and/or signature pages in .PDF or other electronic format shall have the same force and effect as original signatures.

19.    Full Power and Authority. Each party to this Agreement represents and warrants that no other person or entity has claimed or now claims any interest of such party in the subject of this Agreement, and that the party has the sole right and exclusive authority to execute this Agreement, to make the representations stated herein, and to exchange the aforesaid consideration, and that it has obtained any and all necessary consents or approvals to make these representations and execute, deliver, and perform this Agreement. Each party further represents and warrants that it retains the sole right to and ownership of all rights, title, and interest in and to every claim it releases herein and has not sold, assigned, or otherwise set over to any other person or entity any claim, lien, demand, cause of action, obligation, damage, or liability covered hereby. Each party represents and warrants that there are no liens, claims of lien, or assignment at law or in equity or otherwise, of or against any claim or cause of action belonging to it, connected in any way to the subject matter of this Agreement.

20.    Survival of Representations and Warranties. All representations and warranties set forth in this Agreement shall be deemed continuing and shall survive the Effective Date of this Agreement. Each of Former Employee, DDFS and each member of the Employer Group (as to himself or itself only) represents and warrants to the other parties hereto that, as of the date hereof: (A) such party is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted, such party has full power and authority to execute, deliver and perform this Agreement and such party has duly authorized by all necessary corporate or other actions on the part of such party the execution and performance of this Agreement, (B) this Agreement has been duly and validly executed and delivered by such party and this Agreement constitutes a legal and binding obligation of such party, enforceable against such party in accordance with its terms; and (C) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any federal, national, state, provincial, local or foreign statute, law (including common law), ordinance, rule or regulation of any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof applicable to such party, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such party is a party or by which such party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the party’s ability to perform its obligations hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SANTANDER CONSUMER USA INC.

By:	/s/ Juan Carlos Alvarez
Name:	Juan Carlos Alvarez
Title:	Chief Financial Officer

Date: November 15, 2017

SANTANDER CONSUMER USA HOLDINGS INC.

By:	/s/ Juan Carlos Alvarez
Name:	Juan Carlos Alvarez
Title:	Chief Financial Officer

Date: November 15, 2017

SANTANDER HOLDINGS USA, INC.

By:	/s/ Madhukar Dayal
Name:	Madhukar Dayal
Title:	Chief Financial Officer

Date: November 15, 2017

BANCO SANTANDER, S.A.

By:	/s/ Javier Maldonado
Name:	Javier Maldonado
Title:	Senior Executive Vice President

Date: November 15, 2017

[Signature page to Settlement Agreement and Release]

THOMAS G. DUNDON

/s/ Thomas G. Dundon

Date: November 15, 2017

DDFS LLC
By:	DDFS Partnership, LP,
its Sole Member
By:	Dundon Management company, LLC,
its General Partner

By:	/s/ Thomas G. Dundon
Name:	Thomas G. Dundon
Title:	President

Date: November 15, 2017

[Signature page to Settlement Agreement and Release]